Exhibit 3.5

FIRST CERTIFICATE OF AMENDMENT TO THE FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SYNACOR, INC.

Synacor, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Synacor, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on November 6, 2002 under the name Synacor, Inc.

SECOND: That the Board of Directors of this corporation duly adopted resolutions setting forth a proposed amendment to the Fourth Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is substantially as follows:

RESOLVED, that the first three sentences of Section A of Article IV of the Fourth Amended and Restated Certificate of Incorporation of the corporation be deleted and replaced in full with the following four sentences in order to effect a three-for-one (3:1) split of this corporation’s common stock (the “Common Stock”) and to increase the authorized number of shares of Common Stock:

A. Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” Upon the filing of this First Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation, each share of outstanding common stock shall be automatically split into three (3) shares of common stock without any action by the holder thereof. The total number of shares that this corporation is authorized to issue is seventy two million five hundred twenty thousand three hundred eighty nine (72,520,389). The total number of shares of common stock authorized to be issued is sixty million (60,000,000), par value $0.01 per share.”

THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Synacor, Inc. has caused this First Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of this corporation this 31st day of July, 2008.

Synacor, Inc.

By	/s/ Ron Frankel
Ron Frankel
President and Chief Executive Officer